EXHIBIT 4.40

Framework Agreement

on Mutual Supply of Products and Services

between

Offshore Oil Engineering Co., Ltd.

and

CNOOC Limited

(Summary Translation)

Exhibit 4.40-1

Exhibit 4.40-2

Framework Agreement on Mutual Supply of Products and Services
(Summary Translation)

This Agreement is entered into in Beijing on November 8, 2007 by and between the following parties:

Offshore Oil Engineering Co., Ltd. (hereinafter referred to as “CNOOC Engineering”), a company limited by shares incorporated and lawfully existing under the laws of the People’s Republic of China (“PRC”).

　　CNOOC Limited (hereinafter referred to as the “Company”), a company incorporated and lawfully existing under Hong Kong law.

(Collectively the “Parties” and individually the “Party”)

WHEREAS

On the date of execution hereof, both CNOOC Engineering and the Company are subsidiaries controlled by China National Offshore Oil Corporation (“CNOOC”). CNOOC owns approximately 51.36% of the stock equity of CNOOC Engineering and approximately 65.08% of the issued share capital of the Company.

　　CNOOC Engineering is engaged in the design of petroleum, natural gas and construction projects, and the construction of all kinds of offshore oil construction projects and other projects. Such services are necessary to the production and operation of the Company and its associates. CNOOC Engineering and its associates have certain personnel, technical and regional strength, as well as long-term cooperation with the Company and its associates. Therefore, the Company is willing to procure the said products and services from CNOOC Engineering in accordance with the provisions hereof.

　　NOW THEREFOR, WITH THE PRINCIPLE OF LONG-TERM COOPERATION, RECIPROCITY AND MUTUAL BENEFIT AND DEVELOPMENT, AFTER AMICABLE NEGOTIATION THE PARTIES HAVE AGREED AS FOLLOWS TO ENSURE THE ASSOCIATES OF THE PARTIES (INCLUDING SUBSIDIARIES, BRANCHES AND OTHER UNITS OF THE PARTIES) TO PROVIDE OR ACCEPT THE PRODUCTS AND SERVICES PRESCRIBED IN THIS AGREEMENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

Article 1 Scope of Products and Services

1.1	The products and services to be supplied by CNOOC Engineering to the Company include:

1.1.1	development services: design, construction, installation and tuning of oil and gas field production facilities as well as other related technical and supporting services; and

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1.1.2	production services: production operations, maintenance and repair of oil and gas field production facilities as well as other related technical and supporting services.

Article 2 Trading Principles

2.1
With regard to all the products and services hereunder, the particular parties may otherwise enter into relevant contracts in accordance with the scope provided herein. The particular traders refer to CNOOC Engineering, the Company and their respective associates. The Parties agree that such relevant contracts shall be executed based on the following general principles:

•	The products and services thereunder shall be satisfactory to the other Party; and
•	The products and services thereunder shall be provided on a fair and reasonable price basis.

Article 3 Pricing Principles

3.1
Subject to the trading principles set out in Article 2.1 hereof, under the prevailing local market conditions (including considerations such as volume of sales, length of contracts, package of services, overall customer relationship and other market factors), the products and services under Article 1 shall be based on arm’s length negotiation and on normal commercial terms or on terms no less favourable than those available from any independent third party to the Company. Where such basic pricing principles are not applicable, the following general principles and precedence shall apply:

(i)	State-prescribed price; or
(ii)	Where there is no state-prescribed price, market prices (including local, national or international market price); or
(iii)	When neither (i) nor (ii) is applicable, the cost to CNOOC Engineering for providing the relevant products and services plus a margin of not more than 10%, before any applicable taxes.

Article 4 Implementation

4.1	The Parties shall ensure and procure their respective associates to execute such individual product and service supply contracts as are complied with the principles and provisions hereunder.

4.2
The various product and service supply contracts which were entered into by and between the Parties and their associates before January 1, 2008 and will remain effective after January 1, 2008, shall be deemed as contracts entered into in

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accordance with the provisions of this Agreement. Where any or all of such contracts are inconsistent with the provisions of this Agreement, they shall be amended in compliance with the provisions of this Agreement.

4.3
The term of such individual product and service supply contracts as are entered into in accordance with this Agreement shall not be more than three (3) years. Where the term of such contracts is not more than three (3) years and will expire however after December 31, 2010, the followings shall be provided therein: “This contract shall be terminated on December 31, 2010 on conditions that CNOOC Limited fails to obtain the approval of the annual caps from 2011 to 2013 for the connected transactions falling into the category of this contract according to the requirements of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the “Listing Rules”) until December 31, 2010.”

Article 5 Rights and Obligations

5.1	The rights of the Parties include that the Parties may

5.1.1	provide certain products and services to any independent third party provided that a guarantee by one Party of supply of the products and services hereunder has been made to the other Party;

5.1.2	receive lawfully payment due for products and services in accordance with the provisions of relevant individual product and service supply contracts.

5.2	The obligations of the Parties include that the Parties shall

5.2.1
procure and ensure their respective associates to provide product and service to the other Party in compliance with the standards and pricing principles set out in this Agreement and individual product and service supply contracts;

5.2.2	coordinate the matters related to the aforesaid individual product and service supply contracts under engagement by concerned parties to such individual product and service supply contacts; and

5.2.3	make relevant payment and pay service fees due pursuant to the relevant individual product and service supply contracts.

Article 6   Term and Termination of Individual Product
and Service Supply Contract

6.1	This Agreement shall become effective from January 1, 2008 upon execution by the authorized representatives of the Parties and shall remain in effect for a term of three (3) years.

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6.2
If any Party breaches any provisions of this Agreement (the “Breaching Party”), the other Party (the “Non-breaching Party”) may notify the Breaching Party in writing of such breach and request the Breaching Party to make relevant remedies within the reasonable period specified; the Non-breaching Party may forthwith terminate this Agreement provided that the Breaching Party fails to make such remedies within the aforesaid specified period. The Non-breaching Party reserves the right to recourse and claim compensation and any other claims available under the applicable laws.

6.3	Any rights or obligations of any Party having arisen out of this Agreement shall survive the termination of this Agreement.

6.4	The Parties agree that each Party may terminate an individual product and service supply contract in respect of any certain or some products or services with at least 6-month prior written notice.

Article 7 Representations and Warranties

7.1	CNOOC Engineering represents and warrants that:

7.1.1	CNOOC Engineering is a company limited by shares duly incorporated pursuant to the PRC laws with independent legal person status and valid business license;

7.1.2
CNOOC Engineering has obtained all the government approvals (if required) and internal authorizations necessary for the execution and performance of this Agreement. This Agreement shall become binding on CNOOC Engineering upon execution by the authorized representative of CNOOC Engineering;

7.1.3
The execution and performance of this Agreement by CNOOC Engineering will not violate any other agreements entered into by CNOOC Engineering or its articles of association, nor conflict as a matter of law with other agreements entered into by CNOOC Engineering or its articles of association.

7.2	The Company represents and warrants that:

7.2.1	the Company is a Hong Kong company duly incorporated in accordance with the Hong Kong law with independent legal person status and valid business license;

7.2.2
the Company has obtained all internal authorizations necessary for the execution of this Agreement and this Agreement shall become binding on the Company upon execution by the authorized representative of the Company;

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7.2.3
The execution and performance of this Agreement by the Company will not violate any other agreements entered into by the Company or its articles of association nor conflict as a matter of law with other agreements entered into by the Company or its articles of association.

Article 8 Performance of this Agreement

8.1
Where any transaction hereunder constitutes the connected transaction under the Listing Rules, such transaction may proceed, as required by the Listing Rules, only if such transaction has been exempted by the Stock Exchange of Hong Kong Limited (“HKSE”) or approved by the independent shareholders or has complied with any other provisions of the Listing Rules concerning connected transactions. Such transaction under this Agreement may be carried out on conditions that the Company has obtained the approval of the independent shareholders or has complied with any other relevant provisions of the Listing Rules concerning connected transactions.

8.2	Where the waiver of HKSE is conditional, this Agreement shall be performed in compliance with such conditions.

8.3
Where the waiver for certain connected transaction is withdrawn, revoked or voided and such transaction fails to comply with the relevant requirements of the Listing Rules concerning connected transactions, the performance of this Agreement in connection with such transaction shall be terminated.

8.4	Where the performances of this Agreement in connection with all the transactions hereunder are suspended pursuant to the above Article 8.3, this Agreement shall be terminated.

Article 9 Force Majeure

9.1
If any Party fails to perform any or all of its obligations under this Agreement due to force majeure (“force majeure” shall mean any circumstances which cannot be reasonably controlled, foreseen or cannot be avoided and overcome though foreseen by the affected Party, and occurred after the execution of this Agreement, making such affected Party objectively fail to perform (including without limitation failure to perform even though on a reasonable cost) any or all of its obligations under this Agreement. Such force majeure includes but not limited to flood, fire, drought, typhoon and hurricane, earthquake and any other natural disaster, and traffic accident, strike, riot, war (whether or not declared) and acts or omissions of the government), such performance shall be suspended for the duration of force majeure.

9.2
The affected Party shall promptly after its occurrence notify the other Party in writing and provide the other Party with sufficient evidence specifying the nature of such force majeure and its duration by hand or registered mail within fifteen (15)

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days. The Party who claims a failure to perform this Agreement due to force majeure shall make all reasonable efforts to minimize the loss or damage that may be incurred by the Parties as a result of force majeure.

9.3
Upon the occurrence of force majeure, the Parties shall forthwith commence joint consultations aimed at how to implement this Agreement. After termination or elimination of force majeure, the Parties shall immediately resume the performance of their respective obligations hereunder.

Article 10 Announcement

　　Neither Party shall make any public announcement with regard to the matters of this Agreement without the prior written consent of the other Party except for the public announcements made in compliance with the PRC laws and relevant provisions of the China Securities Regulatory Commission, the HKSE, the Hong Kong Securities and Futures Commission, the New York Stock Exchange, the United States Securities and Exchange Commission and other governmental or regulatory authorities.

Article 11 Miscellaneous

11.1	Unless otherwise provided, neither Party shall assign in whole or in part its rights or obligations under this Agreement without the prior written consent of the other Party.

11.2
This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all previous oral or written agreements, contracts, memorandums of understanding and communications.

11.3	Should any provision of this Agreement be held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall remain unaffected.

11.4
The Parties agree that CNOOC Engineering and the Company will bear and pay respectively any costs and expenses arising out of this Agreement subject to relevant PRC laws. If relevant laws are not available, the Parties agree to equally share all the relevant costs and expenses.

11.5
The amendment of this Agreement shall only be valid and effective subject to the signing in writing by the duly authorized representative of the Parties and sufficient approval by the Parties. If such amendment constitutes a substantive and material amendment to this Agreement, such amendment shall become effective provided that a notification of or consent from the HKSE (as the case may be) and shareholders’ meeting of the Company (if applicable) is available.

Exhibit 4.40-8

11.6
Unless otherwise provided, failure of one Party to exercise or exercise on time any right, power or privilege hereunder shall not act as a waiver, nor shall any single or partial exercise thereof preclude any further exercise of any other right, power or privilege.

Article 12 Notice

12.1
All notices or other communications made hereunder by one Party shall be in writing and in Chinese and delivered by hand, or sent by registered mail or facsimile addressed to the facsimile numbers specified by the other Party. Any such notice shall be deemed to have been duly served:

12.1.1	If delivered by hand when signing by the intended recipient;

12.1.2	If sent by registered mail, the seventh (7th) day after delivery (stamp date) (If the last day is a Saturday, Sunday or statutory holiday, such date shall be postponed to the next business day);

12.1.3	If sent by facsimile, upon successful transmission by the sending party.

Article 13 Applicable Law and Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the PRC laws.

13.2
All disputes arising out of or in connection with this Agreement shall be settled through negotiation by the Parties. If such dispute can not be settled, such dispute shall be submitted to China International Economic and Trade Commission (“CIETAC’) for arbitration which shall be conducted in accordance with CIETAC Arbitration Rules in effect at the time of applying for arbitration. The arbitration award shall be final and legally binding to the Parties.

Article 14 Supplements

14.1	Unless otherwise provided in this Agreement, in the context,

(1)	one Party includes its legal successors; and
(2)	the headings of the Articles of this Agreement are inserted for convenience only and shall not be in legal force or affect the interpretation of this Agreement.

14.2	This Agreement is written in Chinese.

Exhibit 4.40-9

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on the date and in the place written on the first page.

Offshore Oil Engineering Co., Ltd.		CNOOC Limited

/s/ Jiang Xizhao		/s/ Yang Hua

By	Jiang Xizhao	By	Yang Hua
	Authorized representative		Authorized representative
Title	President and Director	Title	Executive Director, Executive Vice President and Chief Financial Officer

 Exhibit 4.40-10